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                                                                    EXHIBIT 10.3

                         MANAGEMENT SERVICES AGREEMENT

          This Management Services Agreement (this "Agreement") is entered into as of _________, 1998 by and between MIPS Technologies, Inc., a Delaware corporation (the "Company"), and Silicon Graphics, Inc. a Delaware corporation ("SGI").

                                    RECITALS

          WHEREAS, the Company is issuing shares of Common Stock, $0.01 par value per share ("Common Stock"), to the public in an offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended;

          WHEREAS, SGI has heretofore directly or indirectly provided certain administrative, financial, management and other services to the Company;

          WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to retain SGI as an independent contractor to provide, directly or indirectly, certain of those services to the Company after the Closing Date (as defined below); and

          WHEREAS, on the terms and subject to the conditions set forth herein, SGI desires to provide, directly or indirectly, such services to the Company.

                                   AGREEMENTS

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SGI and the Company, for themselves, their successors and assigns, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          Section 1.01.  Definitions.  As used in this Agreement, the following
                         -----------
terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

          "Actions" has the meaning ascribed thereto in Section 4.02.

          "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

          "Common Stock" has the meaning ascribed thereto in the recitals to this Agreement.

          "Company" has the meaning ascribed thereto in the preamble hereto.
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          "Company Indemnified Person" has the meaning ascribed thereto in
Section 4.03.

          "Closing Date" means the date of the closing of the initial sale of Common Stock in the Initial Public Offering.

          "Initial Public Offering" has the meaning ascribed thereto in the recitals to this Agreement.

          "Outsourced Service" has the meaning ascribed thereto in Section 2.03.

          "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

          "Separation Agreement" means the Agreement between SGI and the Company pursuant to which, among other things, the Company's business and operations will be separated from those of SGI.

          "Service Charges" has the meaning ascribed thereto in Section 3.01(c).

          "Services" has the meaning ascribed thereto in Section 2.01.

          "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof.

          "SGI" has the meaning ascribed thereto in the preamble hereto.

          "SGI Entities" means SGI and its Subsidiaries (other than the Company) and "SGI Entity" shall mean any of the SGI Entities.

          Section 1.02.  Internal References.  Unless the context indicates
                         -------------------
otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE II
                         PURCHASE AND SALE OF SERVICES

          Section 2.01.  Purchase and Sale of Services.  On the terms and
                         -----------------------------
subject to the conditions of this Agreement and in consideration of the Service Costs described below, SGI agrees to provide to the Company, and the Company agrees to purchase from SGI, the services described in Schedule I (the "Services"). At its option, SGI may cause any Service it is required to provide
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hereunder to be provided by any SGI Entity.  Unless otherwise specifically agreed by SGI and the Company, the Services to be provided by SGI hereunder shall be substantially similar in scope, quality and nature to those provided to the Company prior to the Closing Date and shall be performed by the same or similarly qualified personnel; provided, however, that the selection of personnel to perform the Services shall be at the sole discretion of SGI; and provided, further, that, except as expressly provided in this Agreement, SGI shall not be required to increase the volume, scope or quality of the Services provided to the Company beyond that which has been provided to the Company prior to the Closing Date.

          Section 2.02.  Additional Services.  In addition to the Services to be
                         -------------------
provided by SGI pursuant to Section 2.01, if requested by the Company, and to the extent that SGI and the Company may mutually agree in writing, SGI shall provide additional services (including services not provided by SGI to the Company prior to the Closing Date) to the Company The scope of any such services, as well as the term, costs and other terms and conditions applicable to such services, shall be as mutually agreed by SGI and the Company.

          Section 2.03.  Services Performed by Third Parties.  At its option,
                         -----------------------------------
SGI may cause any Service it is required to provide hereunder to be provided by any third-party that is providing, or may from time to time provide, the same or similar services for SGI (an "Outsourced Service"). SGI shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service it causes to be so provided.

          Section 2.04.  Impracticability and Force Majeure.  SGI shall not be
                         ----------------------------------
required to provide any Service to the extent the performance of such Service becomes impracticable as a result of a cause or causes outside the reasonable control of SGI or to the extent the provision of such Service would require SGI to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract or contracts. SGI shall have no obligation to perform or cause the services to be performed if its failure to do so is caused by or results from any act of God, governmental action, natural disaster, strike, failure of essential equipment or any other cause or circumstance beyond the control of SGI or, if applicable, third party providers of services to SGI (an "Event of Force Majeure"). SGI will notify the Company of any Event of Force Majeure affecting its services to the Company. SGI agrees that following any Event of Force Majeure, the Company shall have no obligation to pay for the services affected thereby and SGI will use its reasonable best efforts to restore such services.

                                  ARTICLE III
                                SERVICE CHARGES

          Section 3.01.  Service Charges.  (a) The charge for each Service
                         ---------------
provided to the Company hereunder directly by SGI or any SGI Entity shall be equal to the amount indicated, or determined as set forth, in Schedule I hereto for such Service, as adjusted from time to time in accordance with Section 3.01(c).
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          (b)  The charge for each Outsourced Service provided to the Company hereunder shall be equal to the third-party costs and expenses incurred by SGI or any SGI Entity on behalf of the Company, plus all direct costs, if any, incurred by SGI or any SGI Entity in providing such Outsourced Service. If SGI incurs third-party costs or expenses on behalf of the Company as well as any SGI Entity, SGI will allocate any such costs or expenses in good faith between the Company and the various SGI Entities on behalf of which such costs or expenses were incurred as SGI shall determine in the exercise of its reasonable judgment. SGI shall apply usual and accepted accounting conventions in making such allocations and SGI or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. SGI shall make copies of such books and records available to the Company upon request and with reasonable notice.

          (c)  The parties intend for the Service charges pursuant to paragraphs
(a) and (b) above (collectively, the "Service Charges") to allow SGI and any SGI Entity to recover the fully allocated direct costs of providing the Services hereunder plus all out-of-pocket, third-party costs, charges and expenses, but without any profit to SGI or any SGI Entity. The parties also intend for charges to be easy to administer and justify and, therefore, the parties acknowledge that it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimis. The parties shall use good faith efforts to discuss any situation in which any charge, or the methodology for determining any charge, set forth in Schedule I is insufficient to cover or exceeds, or is reasonably expected to be insufficient to cover or exceed, the actual costs incurred by SGI or any SGI Entity in providing any Service hereunder, and on the basis of such discussions the parties may from time to time, upon mutual agreement, adjust the charges or methodologies set forth in Schedule I; provided, however, that the incurrence of costs by SGI or any SGI Entity in excess of the amounts set forth or determined in accordance with Schedule I shall not justify the provision of, or payment for, Services under this Agreement.

          Section 3.02.  Invoicing and Settlement of Costs.  (a)  SGI shall
                         ---------------------------------
invoice the Company for all Service charges for each calendar month within thirty (30) days following the end of such month, provided that any failure by SGI to provide an invoice within such time period shall not relieve the Company of its obligation to pay an invoice received after such date. All invoices shall reflect in reasonable detail a description of the Service performed.

         (b) The Company shall pay within thirty (30) days following its receipt of any invoice from SGI pursuant to paragraph (a), by wire transfer of immediately available funds payable to the order of SGI and without set off, all amounts invoiced by SGI during the preceding calendar month. If the Company fails to pay any monthly payment within 30 days following its receipt of any invoice from SGI pursuant to paragraph (a), the Company shall pay, in addition to the amount indicated in such invoice, interest on such amount at the prime interest rate announced by [__________] plus 2% per annum compounded monthly for the period such amount remains unpaid.

         (c) In the event of a dispute as to the propriety of the amount invoiced, the Company shall pay all undisputed amounts, but shall be entitled to withhold payment of any amount in dispute (and shall not be obligated to pay interest on the amount so withheld) and shall notify SGI within
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ten (10) business days from receipt of any disputed invoice of the disputed amount and the reasons each such charge is disputed by the Company. SGI shall provide to the Company, or shall cause its subsidiaries to so provide, records relating to the disputed amount so as to enable the parties to resolve the dispute. The parties shall use reasonable efforts to resolve any such dispute promptly.

         (d) Any invoice or payment not disputed in writing by either party within 180 days of such invoice or payment, as the case may be, shall be considered final and no longer subject to adjustment.

                                   ARTICLE IV
                    LIMITATION OF LIABILITY; INDEMNIFICATION

         Section 4.01.  Limitation of Liability.  The Company agrees that none
                        -----------------------
of SGI and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Limited Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to the Company for or in connection with the Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions or inactions.

          Section 4.02.  Indemnification of SGI by the Company.  The Company
                         -------------------------------------
agrees to indemnify and hold harmless each Limited Indemnified Person from and against any damages, and to reimburse each Limited Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding, or investigation, whether or not in connection with pending or threatened litigation and whether or not any Limited Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by any Limited Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Limited Indemnified Person's actions or inactions in connection with any such Services or transactions; provided that the Company will not be responsible for any damages of any Limited Indemnified Person that have resulted from such Limited Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above.

          Section 4.03.  Indemnification of the Company by SGI.  SGI agrees to
                         -------------------------------------
indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, agents, and employees (each, a "Company Indemnified Person") from and against any damages, and will reimburse each Company Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, or defending any Action, arising out of the gross negligence or willful misconduct of any Limited Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.
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          Section 4.04.  Further Indemnification.  To the extent that any other
                         -----------------------
Person has agreed to indemnify any Limited Indemnified Person or to hold a Limited Indemnified Person harmless and such Person provides services to SGI or any affiliate of SGI relating directly or indirectly to any employee plan or benefit arrangement for which Services are provided under this Agreement, SGI will exercise reasonable efforts (x) to make such agreement applicable to any Company Indemnified Person so that each Company Indemnified Person is held harmless or indemnified to the same extent as any Limited Indemnified Person or
(y) otherwise make available to each Company Indemnified Person the benefits of such agreement.

          Section 4.05.  Disclaimer of Warranties.  SGI disclaims all
                         ------------------------
warranties, express or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose, with respect to the services. SGI makes no representations or warranties as to the quality, suitability or adequacy of the services for any purpose or use.

                                   ARTICLE V
                              TERM AND TERMINATION

          Section 5.01.  Term.  Except as otherwise provided in this Article V
                         ----
or as otherwise agreed in writing by the parties, this Agreement shall have an initial term (the "Initial Term") of three years from the Closing Date, and will be renewed annually at the sole option of the Company.

          Section 5.02.  Termination. (a) Notwithstanding the Initial Term of
                         -----------
this Agreement, the Company may at any time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 30 days prior written notice to SGI.

          (b) After the Initial Term of this Agreement SGI may from time to time terminate this Agreement with respect to one or more of the Services, in whole or in part, upon giving at least 60 days prior written notice to the Company.

         (c) This Agreement will be subject to early termination by the Company upon 30 days prior written notice if SGI ceases to own shares of Common Stock representing more than 50% of the combined voting power of the Common Stock of the Company.

         (d) SGI may terminate any affected Service at any time if the Company shall have failed to perform any of its material obligations under this Agreement relating to any such Service, SGI has notified the Company in writing of such failure, and such failure shall have continued for a period of 60 days after receipt of the Company of notice of such failure.

         (e) Each of the Company and SGI agrees that prior to exercising its rights under this Section 5.02 it will consult for a reasonable period with the other party in advance of such termination as to its implementation.

         Section 5.03.  Effect of Termination.  (a)  Other than as required by
                        ---------------------
law, upon
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termination of any Service pursuant to Section 5.01 or Section 5.02, and upon termination of this Agreement in accordance with its terms, SGI will have no further obligation to provide the terminated Service (or any Service, in the case of termination of this Agreement) and the Company will have no obligation to pay any fees relating to such Service or make any other payments hereunder; provided that notwithstanding such termination, (i) the Company shall remain liable to SGI for fees owed and payable in respect of Service provided prior to the effective date of the termination; (ii) SGI shall continue to charge the Company for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and the Company shall be obligated to pay such expenses in accordance with the terms of this Agreement; and (iii) the provisions of Articles III, V and VI shall survive any such termination. All program and administrative costs attributable to Company associates for SGI Plans that relate to any period after the effective date of any such termination shall be for the account of the Company.

         (b) Following termination of this Agreement with respect to any Service, SGI and the Company agree to cooperate in providing for an orderly transition of such Service to the Company or to a successor service provider. Without limiting the foregoing, SGI agrees to (i) provide, within 90 days of the termination, copies in a format designated by SGI, all records relating directly or indirectly to benefit determinations of the Company associates, including but not limited to compensation and service records, correspondence, plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law and (ii) work with the Company in developing a transition schedule.

                                   ARTICLE VI
                                 MISCELLANEOUS

          Section 6.01.  Performance under Ancillary Agreements.
                         --------------------------------------
Notwithstanding anything to the contrary contained herein, the Company shall not be charged anything under this Agreement for any Services that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement (as defined in the Separation Agreement) and any such other Services shall be performed and charged for in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

          Section 6.02.  No Agency.  Nothing in this Agreement shall constitute
                         ---------
or be deemed to constitute a partnership or joint venture between the parties hereto or constitute or be deemed to constitute any party the agent or employee of the other party for any purpose whatsoever and neither party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other in any way or for any purpose.

          Section 6.03.  Company as Sole Beneficiary.  The Company acknowledges
                         ---------------------------
that the Services shall be provided only with respect to the business of the Company and its Subsidiaries as currently operated or as mutually agreed by the parties hereto. The Company shall not request performance of any Service for the benefit of any entity other than the Company and its Subsidiaries.
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The Company represents and agrees that the Company will use the Services only in accordance with all applicable federal, state and local laws and regulations, and in accordance with the reasonable conditions, rules, regulations and specifications which may be set forth in any manuals, materials, documents and instructions furnished from time to time by SGI to the Company. SGI reserves the right to take all actions, including termination of any particular Service, that SGI reasonably believes to be necessary to assure compliance with applicable laws and regulations. SGI will notify the Company of the reasons for any such termination of Services.

          Section 6.04.  Entire Agreement.  This Agreement (including the
                         ----------------
Schedules constituting a part of this Agreement) and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          Section 6.05.  Information.  Subject to applicable law and privileges,
                         -----------
each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement that the other party reasonably believes are required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

          Section 6.06.  Confidential Information.  The Company and SGI hereby
                         ------------------------
covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party. "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by release in violation of the provisions of this Section 6.06, (ii) information which becomes available on a nonconfidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, (iii) information acquired or developed independently by a party without violating this Section 6.06 or any other confidentiality agreement with the other party and (iv) information that any party hereto reasonably believes it is required to disclose by law, provided that it first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure. Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this
Section 6.06.

          Section 6.07.  Mediation. SGI and the Company agree to negotiate in
                         ---------
good faith in an effort to resolve any dispute related to this Agreement that may arise between the parties. If the dispute cannot be resolved promptly by negotiation, then either party may give the other party written notice that the dispute should be submitted to mediation. Promptly thereafter, a mutually acceptable mediator shall be chose by the parties, who shall share the cost of mediation services equally. If the dispute has not been resolved by mediation within 90 days after the date of written notice requesting mediation, then either party may initiate litigation and pursue all and any remedies at law or at equity that such party is entitled to.

          Section 6.08.  Notices.  Any notice, instruction, direction or demand
                         -------
under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

          (a)   If to the Company, to:

          [Address]

          (b)   If to SGI, to:

          [Address]

          or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

          Section 6.09.  Governing Law.  This Agreement shall be construed in
                         -------------
accordance with and governed by the substantive internal laws of the State of California.

          Section 6.10.  Severability.  If any provision of this Agreement shall
                         ------------
be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

          Section 6.11.  Amendment.  This Agreement may only be amended by a
                         ---------
written agreement executed by both parties hereto.

          Section 6.12.  Counterparts.  This Agreement may be executed in
                         ------------
separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.
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          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                              MIPS TECHNOLOGIES, INC.



                              By: __________________________________
                                    Name:
                                    Title:



                              SILICON GRAPHICS, INC.



                              By:____________________________________
                                    Name:
                                    Title:

                        Services Agreement - Schedule I

         Service                      Charge or Billing Methodology
         -------                      -----------------------------